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Bulldog Investors, LLC
Attn: Phillip Goldstein
250 Pehle Avenue, Suite 708
Saddle Brook, NJ 07663
Phone: 201 881-7100
Fax: 201 556-0097


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Hill International Inc.
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Bulldog Investors, LLC, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663
          (201) 881-7100 // pgoldstein@bulldoginvestors.com

						July 26, 2016

David L. Richter
President and Chief Executive Officer
Hill International, Inc.
One Commerce Square
2005 Market Street, 17th Floor
Philadelphia, PA 19103

Dear David:

    Stockholders of Hill tell us that their primary complaint is the gross disconnect between executive pay and performance. In your July 22, 2016 letter to stockholders, you try to deflect attention from that issue with a multitude of distortions, half-truths, and outright lies starting with the allegation that we are attempting to "seize control" of Hill. That is plainly false since we are only seeking to elect three directors out of a total of nine. We could provide a point-by-point refutation of your other misrepresentations but we think that stockholders will see through your "blame the messenger" rhetoric. On the other hand, this is something they do care about.

    When Irvin Richter, your father, retired as CEO, the board of directors awarded him what appears to be a five-year "no show" contract. That contract does not require your father to perform any specific duties. Yet, he is paid almost $2 million per annum (including perks). Also, it provides that he "shall not be required to devote any specific or minimum hours to the fulfillment of his duties" but it allows him six weeks' vacation each year.

    The simple truth is that the directors that rubber stamped such an outrageous giveaway should be replaced with truly independent directors.

					        Sincerely yours,

						/s/ Phillip Goldstein

						Phillip Goldstein
						Member
						Bulldog Investors LLC
						General Partner